Exhibit(a)(22)

17-B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (E), Mumbai - 400 093. India. Tel. : (91-22) 6645 5645 Fax : (91-22) 6645 5685

May 29, 2010

Mr. Alan D Schwartz
Executive Chairman
Guggenheim Securities, LLC
135 East 5th Street
New York, New York 10022
Tel. #: 001 212 901 9700
Fax #: 001 212 317 2462

Dear Mr. Schwartz,

Thank you for your letter of May 27, 2010 addressed to Mr. Dilip Shanghvi.

Our goal is to acquire control of Taro, as we are entitled to under the agreements that we signed. Therefore, we have to regret your offer.

Mr. Shanghvi is on vacation, hence I'm responding on his behalf.

Best regards,

/s/ Sailesh Desai
Sailesh Desai
Whole Time Director

Registered Office : SPARC, Tandalja, Vadodara - 390 020 India
Corporate Office Acme Plaza, Andheri-Kurla Road, Andheri (East), Mumbai - 400 059. India.